UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2004

ENTERPRISE PRODUCTS PARTNERS L.P.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	1-14323 (Commission File Number)	76-0568219 (I.R.S. Employer Identification No.)

2727 North Loop West, Houston, Texas (Address of Principal Executive Offices)	77008-1044 (Zip Code)

Registrant’s Telephone Number, including Area Code: (713) 880-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
SIGNATURES

Item 8.01 Other Events.

     On December 15, 2003, Enterprise Products Partners L.P. (“Enterprise”) and certain of its affiliates, El Paso Corporation (“El Paso”) and certain of its affiliates and GulfTerra Energy Partners, L.P. (“GulfTerra”) and certain of its affiliates entered into a series of definitive agreements pursuant to which Enterprise and GulfTerra will merge. The purpose of this Current Report on Form 8-K is to file: (1) summary historical and pro forma financial and operating data of each of Enterprise and GulfTerra for the six months ended June 30, 2004 and 2003 and for the three years in the period ended December 31, 2003; (2) consolidated historical and pro forma capitalization data of Enterprise as of June 30, 2004; and (3) unaudited pro forma condensed consolidated financial statements of Enterprise for the six months ended June 30, 2004 and for the year ended December 31, 2003. The information referenced in the preceding sentence reflects the pro forma effect of the issuance by Enterprise’s operating subsidiary of an aggregate of $2 billion in principal amount of senior notes in a private placement pursuant to a confidential Offering Memorandum dated September 23, 2004 (the “Offering Memorandum”), which offering is expected to close on or about October 4, 2004. Enterprise is filing this financial and operating data with this Current Report on Form 8-K so that the financial and operating data will be incorporated by reference in Enterprise’s currently effective registration statements.

     The information included under this Item 8.01 is a series of excerpts of certain information included in the Offering Memorandum. With respect to the unaudited pro forma condensed consolidated financial statements of Enterprise, the excerpts retain the pagination of the Offering Memorandum to allow for accurate cross references to other sections of the Offering Memorandum. References in the following excerpts to “the offering” or “this offering” refer to the private placement of senior notes pursuant to the Offering Memorandum. References in the following excerpts to “Enterprise Parent,” “we,” “us” or “our” refer to Enterprise and its consolidated subsidiaries unless the context indicates otherwise.

Summary Historical and Pro Forma Financial and Operating Data

      The following tables set forth, for the periods and at the dates indicated, summary historical financial and operating data for Enterprise Parent and GulfTerra. Since Enterprise Parent owns no significant assets other than its 100% equity interest in us, our financial data and Enterprise Parent’s financial data are substantially the same. The summary historical income statement and balance sheet data for the three years in the period ended December 31, 2003 are derived from and should be read in conjunction with the audited financial statements of Enterprise Parent, GulfTerra and the South Texas midstream assets that are incorporated by reference into this offering memorandum. The summary historical income statement data for the six-month periods ended June 30, 2003 and 2004 and balance sheet data at June 30, 2004 are derived from and should be read in conjunction with the unaudited financial statements of Enterprise Parent, GulfTerra and the South Texas midstream assets that are incorporated by reference into this offering memorandum.

      The summary pro forma financial statements of Enterprise Parent include the pro forma effects of the transactions described below:

•	the application of net proceeds of approximately $700 million in the aggregate from Enterprise Parent’s public offering of 17,250,000 common units in each of May 2004 and August 2004;

•	the conversion of Enterprise Parent’s 4,413,549 Class B special units into an equal number of its common units on July 29, 2004;

•	the completion of this offering and the receipt of approximately $1,983.7 million in net proceeds therefrom;

•	the completion of our four cash tender offers for $915.1 million in principal amount of GulfTerra’s senior and senior subordinated notes for a purchase price of approximately $1.1 billion using a portion of the proceeds of this offering;

•	the repayment of approximately $960.5 million outstanding under GulfTerra’s revolving credit facility and two senior secured term loans using the remaining portion of the net proceeds of this offering and borrowings under our new multi-year revolving credit facility; and

•	the completion of Step Two and Step Three of the merger transactions and the payment to El Paso Corporation of approximately $650 million in connection therewith using the remaining net proceeds from Enterprise Parent’s August 2004 common unit offerings and using borrowings under our new multi-year revolving credit facility.

      The proposed merger with GulfTerra involves the following three steps:

•	Step One. On December 15, 2003, we purchased a 50% membership interest in GulfTerra’s general partner for $425 million. GulfTerra’s general partner owns a 1% general partner interest in GulfTerra. This investment is accounted for using the equity method and is already recorded in Enterprise Parent’s historical balance sheet at December 31, 2003. This transaction is referred to as Step One of the proposed merger and will remain in effect even if the remainder of the proposed merger and post-merger transactions, which are referred to as Step Two and Step Three, do not occur.

•	Step Two. If all necessary regulatory approvals are received and the other merger agreement conditions are either fulfilled or waived and the following steps are consummated, Enterprise Parent will own 100% of the limited and general partner interests in GulfTerra. At that time, the proposed merger will be accounted for using the purchase method, and GulfTerra will be a consolidated subsidiary of Enterprise Parent. Step Two of the proposed merger includes the following transactions:

•	El Paso Corporation’s exchange of its remaining 50% membership interest in GulfTerra’s general partner for a cash payment by Enterprise Parent’s general partner of $370 million

(which will not be funded or reimbursed by Enterprise Parent) and a 9.9% membership interest in Enterprise Parent’s general partner, and the subsequent capital contribution by Enterprise Parent’s general partner of such 50% membership interest in GulfTerra’s general partner to Enterprise Parent (without increasing Enterprise Parent’s general partner’s interest in Enterprise Parent’s earnings or cash distributions).

•	Enterprise Parent’s purchase of 10,937,500 GulfTerra Series C units and 2,876,620 GulfTerra common units owned by El Paso Corporation for $500 million.

•	The exchange of each remaining GulfTerra common unit for 1.81 Enterprise Parent common units, resulting in the issuance of approximately 104.5 million of Enterprise Parent’s common units to GulfTerra unitholders.

•	Step Three. Immediately after Step Two is completed, we expect to acquire the South Texas midstream assets from El Paso Corporation for approximately $150 million.

      The unaudited pro forma condensed statements of consolidated operations for the year ended December 31, 2003 and for the six months ended June 30, 2004 assume the merger-related and other transactions described above and this offering all occurred on January 1, 2003. The unaudited pro forma condensed consolidated balance sheet shows the financial effects of the merger-related and other transactions described above and this offering as if they had occurred on June 30, 2004. Step One of the proposed merger is already included in the June 30, 2004 unaudited historical balance sheet and the unaudited historical statement of consolidated operations for the six months ended June 30, 2004 of Enterprise Parent. Apart from this offering, the unaudited pro forma condensed consolidated financial statements for the year ended December 31, 2003 and for the six months ended June 30, 2004 do not include the effect of any future long-term financing transactions contemplated in connection with the closing of the merger. In addition, the unaudited pro forma condensed consolidated financial statements do not give effect to any divestiture of assets that we expect will be required for governmental approval of the proposed merger.

      The non-generally accepted accounting principle, or non-GAAP, financial measures of gross operating margin and earnings before interest, income taxes, depreciation and amortization, which we refer to as “EBITDA,” are presented in the summary historical and pro forma financial data for Enterprise Parent. In a supplemental section titled “Non-GAAP Financial Measures,” we have provided the necessary explanations and reconciliations for Enterprise Parent’s non-GAAP financial measures.

Summary Historical and Pro Forma Financial and Operating Data of Enterprise Parent

For
Year Ended
December 31,
2003
Enterprise Parent
Consolidated Historical
Through
Step Three
For Year Ended December 31,	Enterprise
Parent
2001	2002	2003	Pro Forma

(Unaudited)

(Dollars in millions, except per unit amounts)
Income Statement Data:
Revenues	$3,154.4	$3,584.8	$5,346.4	$7,153.0
Costs and expenses:
Operating costs and expenses	2,862.6	3,382.8	5,046.8	6,578.0
Selling, general and administrative	30.3	42.9	37.5	92.0

Total costs and expenses	2,892.9	3,425.7	5,084.3	6,670.0

Equity in income (loss) of unconsolidated affiliates	25.3	35.2	(14.0)	(2.6)

Operating income	286.8	194.3	248.1	480.4

Other income (expense):
Interest expense	(52.4)	(101.6)	(140.8)	(293.4)
Other, net	10.3	7.3	6.4	(28.5)

Total other income (expense)	(42.1)	(94.3)	(134.4)	(321.9)

Income before provision for income taxes and minority interest	244.7	100.0	113.7	158.5
Provision for income taxes	—	(1.6)	(5.3)	(5.3)

Income before minority interest	244.7	98.4	108.4	153.2
Minority interest	(2.5)	(2.9)	(3.9)	(3.9)

Income from continuing operations	$242.2	$95.5	$104.5	$149.3
Cumulative effect of change in accounting principle	—	—	—	—

Net income	$242.2	$95.5	$104.5	$149.3

Balance sheet data:
Total assets	$2,424.7	$4,230.3	$4,802.8
Total debt	855.3	2,246.5	2,139.5
Total partners’ equity	1,146.9	1,200.9	1,705.9
Other financial data:
Ratio of earnings to fixed charges(1)	5.1	x	2.1	x	2.0	x	1.6	x
Cash provided by operating activities	$283.3	$329.8	$424.7
Cash flows used in investing activities	491.2	1,708.3	657.0
Cash provided by financing activities	279.5	1,260.3	248.9
Distributions received from unconsolidated affiliates	45.1	57.7	31.9
Equity in income (loss) of unconsolidated affiliates	25.4	35.3	(14.0)
Gross operating margin	375.9	332.3	410.4	$887.4
EBITDA	345.8	284.8	366.4	772.6
Commodity hedging income (losses)	101.3	(51.3)	(0.6)

Selected Volumetric Operating Data:
Pipelines, net volumes as shown
NGL and petrochemical liquids pipelines (MBPD, net)	453	1,352	1,343
Natural gas pipelines (BBtus per day, net)	1,349	1,201	1,032
Fractionation, net volumes in MBPD
NGL fractionation	204	235	227
Propylene fractionation	31	55	57
Isomerization	80	84	77
Natural gas processing, net volumes as shown
Fee-based natural gas processing (MMcf per day, net)	*	*	194
Equity NGL production (MBPD, net)	63	73	43
Octane enhancement, net volumes in MBPD	5	5	4

*	Fee-based natural gas processing volumes prior to 2003 were negligible.
(1)	For purposes of computing the ratio of earnings to fixed charges, “earnings” is the aggregate of the following items: pre-tax income or loss from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees; plus fixed charges; plus distributed income of equity investees; less capitalized interest; and less minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. The term “fixed charges” means the sum of the following: interest expense and capitalized, including amortized premiums, discounts and capitalized expenses related to indebtedness; and an estimate of the interest within rental expenses. For the years ended December 31, 1999 and 2000, Enterprise Parent’s ratios of earnings to fixed charges were 5.8x and 6.4x, respectively.

Summary Historical and Pro Forma Financial and Operating Data of Enterprise Parent (Continued)

			For Six
			Months
			Ended
	Enterprise Parent		June 30,
	Consolidated Historical		2004

			Through
	For Six Months		Step Three
	Ended June 30,		Enterprise
			Parent
	2003	2004	Pro Forma

	(Dollars in millions,
	except per unit amounts)
Income Statement Data:
Revenues	$2,692.2	$3,418.2	$4,285.9
Costs and expenses:
Operating costs and expenses	2,520.7	3,274.8	3,963.2
Selling, general and administrative	21.5	16.5	44.7

Total costs and expenses	2,542.2	3,291.3	4,007.9

Equity in income of unconsolidated affiliates	1.4	25.5	9.6

Operating income	151.4	152.4	287.6

Other income (expense):
Interest expense	(75.2)	(64.5)	(121.4)
Other, net	4.7	2.4	(12.9)

Total other income (expense)	(70.5)	(62.1)	(134.3)

Income before provision for income taxes, minority interest and change in accounting principle	80.9	90.3	153.3
Provision for income taxes	(3.6)	(2.0)	(2.0)

Income before minority interest	77.3	88.3	151.3
Minority interest	(3.7)	(3.7)	(3.7)

Income from continuing operations	73.6	84.6	$147.6

Cumulative effect of change in accounting principle	—	7.0

Net income	$73.6	$91.6

Balance sheet data:
Total assets	$4,277.3	$4,953.6	$10,827.0
Total debt	1,874.6	1,767.3	4,222.7
Total partners’ equity	1,659.1	2,142.7	5,308.5
Other financial data:
Ratio of earnings to fixed charges(1)	2.2x	2.4x	2.2x
Cash provided by operating activities	$120.3	$107.9
Cash used in investing activities	(112.2)	(74.7)
Cash used in financing activities	(2.9)	(24.2)
Distributions received from unconsolidated affiliates	20.9	33.7
Equity in income of unconsolidated affiliates	(1.4)	(25.5)
Gross operating margin	232.9	235.8	$503.7
EBITDA	208.0	220.5	437.8
Selected Volumetric Operating Data:
Pipelines, net volumes as shown
NGL and petrochemical liquids pipelines (MBPD, net)	1,303	1,381
Natural gas pipelines (BBtus per day, net)	1,033	1,071
Fractionation, net volumes in MBPD
NGL fractionation	218	233
Propylene fractionation	59	57
Isomerization	81	69
Natural gas processing, net volumes as shown
Fee-based natural gas processing (MMcf per day, net)	112	805
Equity NGL production (MBPD, net)	43	47
Octane enhancement, net volumes in MBPD	3	7

(1)	For purposes of computing the ratio of earnings to fixed charges, “earnings” is the aggregate of the following items: pre-tax income or loss from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees; plus fixed charges; plus distributed income of equity investees; less capitalized interest; and less minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. The term “fixed charges” means the sum of the following: interest expense and capitalized, including amortized premiums, discounts and capitalized expenses related to indebtedness; and an estimate of the interest within rental expenses.

Summary Historical Financial and Operating Data of GulfTerra

	Consolidated Historical

							For Six Months
	For Year Ended December 31,						Ended June 30,

	2001		2002		2003		2003		2004

	(Dollars in millions, except per unit amounts)
Consolidated Statements of Income Data:
Operating revenues	$193.4		$457.4		$871.5		$467.1		$445.6
Operating expenses	134.9		296.6		557.0		314.1		277.3

Operating income	58.5		160.8		314.5		153.0		168.3

Other income (expense):
Equity in income (loss) of unconsolidated affiliates	8.5		13.6		11.4		6.3		5.4
Interest expense	(41.5)		(81.1)		(127.8)		(66.3)		(54.7)
Loss due to early redemptions of debt	—		(2.4)		(36.9)		(3.8)		(16.3)
Other, net	28.6		1.6		0.2		0.6		0.3

Total other income (expense)	(4.4)		(68.3)		(153.1)		(63.2)		(65.3)

Income from continuing operations	$54.1		$92.5		$161.4		$89.8		$103.0

Balance sheet data:
Total assets	$1,357.4		$3,130.9		$3,321.6		$3,254.7		$3,386.0
Total debt	820.0		1,906.3		1,811.8		1,890.3		1,883.5
Total partners’ equity	500.7		949.9		1,252.6		1,111.9		1,260.3
Other financial data:
Ratio of earnings to fixed charges(1)	2.3	x	2.0	x	2.0	x	2.1	x	2.4	x
Cash provided by operating activities	$87.4		$176.0		$268.2		$134.2		$136.2
Cash used in investing activities	499.7		1,215.4		287.2		204.0		103.9
Cash provided by (used in) financing activities	405.1		1,062.4		13.4		51.4		(29.4)
Operating data (in MBPD, except as noted):
Natural gas pipelines and plants (Gross MDth/d)	2,344		5,302		7,685		7,712		7,800
Oil pipelines	168		154		172		166		185
NGL logistics	63		72		89		91		113
Natural gas platform volumes (Gross MDth/d)	189		151		271		251		395
Oil platform volumes	5		5		5		4		5

(1)	For purposes of computing the ratio of earnings to fixed charges, “earnings” is the aggregate of the following items: pre-tax income or loss from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees; plus fixed charges; plus distributed income of equity investees; less capitalized interest; and less minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. The term “fixed charges” means the sum of the following: interest expense and capitalized, including amortized premiums, discounts and capitalized expenses related to indebtedness; and an estimate of the interest within rental expenses. For the years ended December 31, 1999 and 2000, GulfTerra’s ratio of earnings to fixed charges were 1.8x and 1.5x, respectively.

Non-GAAP Financial Measures

      We include in this offering memorandum the non-GAAP financial measures of gross operating margin and EBITDA for Enterprise Parent, and provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measure or measures calculated and presented in accordance with GAAP.

Gross Operating Margin

      Gross operating margin is defined as operating income before: (1) depreciation and amortization expense; (2) operating lease expenses for which we do not have the cash payment obligation; (3) gains and losses on the sale of assets; and (4) selling, general and administrative expenses. We view gross operating margin as an important performance measure of the core profitability of our operations. This measure forms the basis of our internal financial reporting and is used by our senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses. The GAAP measure most directly comparable to gross operating margin is operating income.

EBITDA

      EBITDA is defined as net income (income from continuing operations with regards to pro forma information) plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is used as a supplemental financial measure by our management and by external users of financial statements such as investors, commercial banks, research analysts and ratings agencies, to assess:

•	the financial performance of our assets without regard to financing methods, capital structures or historical costs basis;

•	the ability of our assets to generate cash sufficient to pay interest cost and support our indebtedness;

•	our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing and capital structure; and

•	the viability of projects and the overall rates of return on alternative investment opportunities.

      EBITDA should not be considered an alternative to net income or income from continuing operations, operating income, cash flow from operating activities or any other measure of financial performance presented in accordance with GAAP. This non-GAAP financial measure is not intended to represent GAAP-based cash flows. We have reconciled Enterprise Parent’s historical and pro forma EBITDA amounts to its consolidated net income (income from continuing operations with regards to pro forma information) and historical EBITDA amounts further to operating activities cash flows.

Enterprise Parent Non-GAAP Reconciliations

      The following table presents a reconciliation of Enterprise Parent non-GAAP financial measures of total gross operating margin to the GAAP financial measure of operating income and a reconciliation of the non-GAAP financial measure of EBITDA to the GAAP financial measures of net income (income from continuing operations with regards to pro forma information) and of operating activities cash flows, on a historical, pro forma and pro forma as adjusted basis, as applicable, for each of the periods indicated:

				For
				Year Ended
				December 31,
				2003
	Enterprise Parent
	Consolidated Historical
				Through
				Step Three
	For Year Ended December 31,			Enterprise
				Parent
	2001	2002	2003	Pro Forma

				(Unaudited)

	(Dollars in millions)
Reconciliation of Non-GAAP “Total Gross Operating Margin” to GAAP “Operating Income”
Operating Income	$286.8	$194.3	$248.1	$480.4
Adjustments to reconcile Operating Income to Total Gross Operating Margin:
Depreciation and amortization in operating costs and expenses	48.8	86.0	115.7	324.6
Retained lease expense, net in operating costs and expenses	10.4	9.1	9.1	9.1
Gain on sale of assets in operating costs and expenses	(0.4)	—	—	(18.7)
Selling, general and administrative costs	30.3	42.9	37.5	92.0

Total Gross Operating Margin	$375.9	$332.3	$410.4	$887.4

Reconciliation of Non-GAAP “EBITDA” to GAAP “Net Income” or “Income from Continuing Operations” and GAAP “Cash Provided by Operating Activities”
Net Income (Income from Continuing Operations with regards to pro forma information)	$242.2	$95.5	$104.5	$149.3
Adjustments to derive EBITDA:
Interest expense	52.5	101.6	140.8	293.4
Provision for income taxes	—	1.6	5.3	5.3
Depreciation and amortization (excluding amortization component in interest expenses)	51.1	86.1	115.8	324.6

EBITDA	345.8	284.8	366.4	$772.6

Interest expense	(52.5)	(101.6)	(140.8)
Amortization in interest expense	0.8	8.8	12.6
Provision for income taxes	—	(1.6)	(5.3)
Provision for impairment charge	—	—	1.2
Earnings from unconsolidated affiliates	(25.4)	(35.3)	14.0
Distributions from unconsolidated affiliates	45.1	57.7	31.9
Loss (gain) on sale of assets	(0.4)	—	—
Operating lease expense paid by EPCO, Inc. (excluding minority interest portion)	10.3	9.0	9.0
Other expenses paid by EPCO, Inc.	—	—	0.4
Minority interest	2.5	3.0	3.9
Deferred income tax expense	—	2.1	10.5
Changes in fair market value of financial instruments	(5.7)	10.2	—
Net effect of changes in operating accounts	(37.2)	92.7	120.9

Cash provided by operating activities	$283.3	$329.8	$424.7

Enterprise Parent Non-GAAP Reconciliations (Continued)

			For Six
			Months
	Enterprise Parent		Ended
	Consolidated		June 30,
	Historical		2004

			Through
	For Six Months		Step Three
	Ended June 30,		Enterprise
			Parent
	2003	2004	Pro Forma

	(Dollars in millions)
Reconciliation of Non-GAAP “Total Gross Operating Margin” to GAAP “Operating Income”
Operating Income	$151.4	$152.4	$287.6
Adjustments to reconcile Operating Income to Total Gross Operating Margin:
Depreciation and amortization in operating costs and expenses	55.5	62.3	166.8
Retained lease expense, net in operating costs and expenses	4.5	4.5	4.5
Gain on sale of assets in operating costs and expenses	—	0.1	0.1
Selling, general and administrative costs	21.5	16.5	44.7

Total Gross Operating Margin	$232.9	$235.8	$503.7

Reconciliation of Non-GAAP “EBITDA” to GAAP “Net Income” or “Income from Continuing Operations” and GAAP “Cash Provided by Operating Activities”
Net income (Income from Continuing Operations with regards to pro forma information)	$73.6	$91.6	$147.6
Adjustments to derive EBITDA:
Interest expense	75.2	64.5	121.4
Provision for income taxes	3.6	2.0	2.0
Depreciation and amortization (excluding amortization component in interest expenses)	55.6	62.4	166.8

EBITDA	208.0	220.5	$437.8

Interest expense	(75.2)	(64.5)
Amortization in interest expense	11.9	1.9
Provision for income taxes	(3.6)	(2.0)
Cumulative effect of change in accounting principle	—	(7.0)
Earnings from unconsolidated affiliates	(1.4)	(25.5)
Distributions from unconsolidated affiliates	20.9	33.7
Loss (gain) on sale of assets	—	0.1
Operating lease expense paid by EPCO, Inc. (excluding minority interest portion)	4.5	4.5
Minority interest	3.7	3.7
Deferred income tax expense	5.5	2.9
Changes in fair market value of financial instruments	(0.1)	—
Decrease (increase) in restricted cash	(12.8)	(9.2)
Net effect of changes in operating accounts	(41.1)	(51.2)

Cash provided by operating activities	$120.3	$107.9

CAPITALIZATION

      The following table sets forth Enterprise Parent’s capitalization as of June 30, 2004 on:

(1) a consolidated historical basis; and

(2) on a pro forma basis to include the effects of:

•	the application of net proceeds of approximately $345 million from Enterprise Parent’s public offering of 17,250,000 common units and from sales under its DRIP in August 2004;

•	the conversion of Enterprise Parent’s 4,413,549 Class B special units into an equal number of its common units on July 29, 2004;

•	the completion of this offering and the receipt of approximately $1,983.7 million in net proceeds therefrom;

•	the payment of $84.6 million related to the pending September 2004 settlement of interest rate hedging financial instruments with borrowings under our multi-year revolving credit facility;

•	the completion of our four cash tender offers for $915.1 million in principal amount of GulfTerra’s senior and senior subordinated notes for a purchase price of approximately $1.1 billion using a portion of the proceeds of this offering;

•	the repayment of approximately $960.5 million outstanding under GulfTerra’s revolving credit facility and two senior secured term loans using the remaining portion of the net proceeds of this offering and borrowings aggregating approximately $63.8 million under our new multi-year revolving credit facility; and

•	the completion of Step Two and Step Three of the merger transactions and the payment to El Paso Corporation of approximately $650 million in connection therewith using the remaining net proceeds from Enterprise Parent’s August 2004 common unit offerings and using borrowings aggregating approximately $350.5 million under our new multi-year revolving credit facility.

      Please read Enterprise Parent’s unaudited pro forma condensed consolidated financial statements included elsewhere in this offering memorandum for a complete description of the adjustments we have made to arrive at the pro forma financial measures that we present in the following table. The historical data in the table is derived from and should be read in conjunction with Enterprise Parent’s historical financial statements, including the accompanying notes, incorporated by reference in this offering memorandum. You should also read Enterprise Parent’s financial statements and notes that are incorporated by reference in this offering memorandum for additional information regarding its capital structure.

Enterprise Parent Historical and Pro Forma Capitalization

As of June 30, 2004
(in millions)

		Pro Forma
		Including This Offering

	Historical	Step Two	Step Three

Cash and cash equivalents	$62.6	$84.1	$84.1
Long-term borrowings including current portion:
Enterprise amounts:
364-Day Acquisition Revolving Credit Facility(1)
$1.1 Billion Backstop Tranche	—	—	—
$1.15 Billion Acquisition Tranche	—	—	—
$750 Million Multi-Year Revolving Credit Facility, due 2009	—	351.6	498.9
$270 Million Multi-Year Revolving Credit Facility, due 2005	48.0	—	—
MBFC Loan, 8.70% fixed-rate, due March 2010	54.0	54.0	54.0
Seminole Notes, 6.67% fixed-rate, $15 million due each December, 2004 through 2005	30.0	30.0	30.0
Senior Notes A, 8.25% fixed-rate, due March 2005	350.0	350.0	350.0
Senior Notes B, 7.50% fixed-rate, due February 2011	450.0	450.0	450.0
Senior Notes C, 6.375% fixed-rate, due February 2013	350.0	350.0	350.0
Senior Notes D, 6.875% fixed-rate, due March 2033	500.0	500.0	500.0
Senior Notes issued in this offering:
Senior Notes E, 4.000% fixed rate, due October 2007	—	500.0	500.0
Senior Notes F, 4.625% fixed rate, due October 2009	—	500.0	500.0
Senior Notes G, 5.600% fixed rate, due October 2014	—	650.0	650.0
Senior Notes H, 6.650% fixed rate, due October 2034	—	350.0	350.0
Other	(14.7)	(18.1)	(18.1)
GulfTerra amounts:
Senior Notes, 6.25% fixed-rate, due June 2010	—	0.7	0.7
Senior Subordinated Notes, 8.50% fixed-rate, due June 2010	—	3.8	3.8
Senior Subordinated Notes, 8.50% fixed-rate, due June 2011	—	1.8	1.8
Senior Subordinated Notes, 10.625% fixed-rate, due December 2012	—	0.1	0.1
Other	—	1.5	1.5

Total debt obligations	1,767.3	4,075.4	4,222.7
Minority interest	88.8	90.6	90.6
Partners’ equity:
Common units	1,906.9	5,190.8	5,190.8
Class B special units	98.5	—	—
General partner	40.9	105.9	105.9
Treasury units	(11.2)	(11.2)	(11.2)
Accumulated other comprehensive income	109.3	24.7	24.7
Other	(1.7)	(1.7)	(1.7)

Total partners’ equity	2,142.7	5,308.5	5,308.5

Total capitalization	$3,998.8	$9,474.5	$9,621.8

(1)	The amount of this facility will be permanently reduced dollar-for-dollar by the net proceeds of this offering.

INDEX TO FINANCIAL STATEMENTS

Enterprise Products Partners L.P. Unaudited Pro Forma Condensed Consolidated Financial Statements:
Introduction	F-2
Unaudited Pro Forma Condensed Statement of Consolidated Operations for the six months ended June 30, 2004	F-4
Unaudited Pro Forma Condensed Statement of Consolidated Operations for the year ended December 31, 2003	F-6
Unaudited Pro Forma Condensed Consolidated Balance Sheet at June 30, 2004	F-8
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-10

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Introduction

      The following unaudited pro forma condensed consolidated financial statements have been prepared to assist in the analysis of financial effects of the transactions noted below. Unless the context requires otherwise, for purposes of this pro forma presentation, references to “we,” “our,” “us,” and “Enterprise” are intended to mean the consolidated business and operations of Enterprise Products Partners L.P., which includes that of Enterprise Products Operating L.P. (the issuer of senior notes in this offering). Since Enterprise Products Partners L.P. owns no significant assets other than its 100% limited and general partner interest in the issuer, the issuer’s and Enterprise Products Partners L.P.’s financial data are substantially the same.

      References to “GulfTerra” are intended to mean the consolidated business and operations of GulfTerra Energy Partners, L.P. References to “El Paso Corporation” are intended to mean El Paso Corporation, its subsidiaries and affiliates (other than GulfTerra). El Paso Corporation was the majority owner of GulfTerra’s general partner prior to December 15, 2003 and currently owns a 50% interest in GulfTerra’s general partner and a limited partner interest in GulfTerra.

      The unaudited pro forma condensed consolidated financial statements reflect the following events and other recent transactions:

•	The public sale of 17,250,000 common units in each of May 2004 and in August 2004 by Enterprise. In addition, Enterprise issued a total of 2,984,241 common units in connection with its distribution reinvestment plan (“DRIP”) during the first nine months of 2004.

•	The conversion of Enterprise’s 4,413,549 Class B special units into an equal number of its common units on July 29, 2004.

•	Enterprise’s issuance of $2 billion in principal amount of senior notes in this offering (the “Senior Notes”).

•	The completion of Enterprise’s four cash tender offers for $915.1 million in principal amount of GulfTerra’s senior and senior subordinated notes for a purchase price of approximately $1.1 billion using a portion of the proceeds from this Senior Notes offering.

•	Enterprise’s repayment of $960.5 million outstanding under GulfTerra’s revolving credit facility and its two senior secured term loans using proceeds from this offering of Senior Notes and borrowings under our two new revolving credit agreements executed in August 2004 (collectively, the “August 2004 Revolvers”).

•	The completion of Enterprise’s merger with GulfTerra, which was announced in December 2003. The merger transaction is structured into three steps as described beginning on page F-10. Enterprise expects to meet its payment obligations to El Paso Corporation of approximately $650 million under Steps Two and Three using funds available under its August 2004 Revolvers and with the remaining proceeds from its August 2004 public sales of common units.

•	The payment of $84.6 million related to the pending September 2004 settlement of interest rate hedging financial instruments with borrowings under our August 2004 Revolvers or existing bank credit facilities, as appropriate.

      The unaudited pro forma condensed statements of consolidated operations for the six months ended June 30, 2004 and the year ended December 31, 2003 assume the pro forma transactions noted above all occurred on January 1, 2003 (to the extent not already reflected in the historical statements of consolidated operations). The unaudited pro forma condensed consolidated balance sheet shows the financial effects of the pro forma transactions as if they had occurred on June 30, 2004 (to the extent not already recorded in the historical balance sheet).

      The unaudited pro forma condensed consolidated financial statements and related pro forma information are based on assumptions that Enterprise and GulfTerra believe are reasonable under the circumstances and are intended for informational purposes only. They are not necessarily indicative of the financial results that would have occurred if the transactions described herein had taken place on the dates indicated, nor are they indicative of the future consolidated results of the combined company.

      The unaudited pro forma condensed consolidated financial statements of Enterprise should be read in conjunction with and are qualified in their entirety by reference to the notes accompanying such unaudited pro forma condensed consolidated financial statements and with the historical consolidated financial statements and related notes of Enterprise included in its Annual Report on Form 10-K for the year ended December 31, 2003 and Quarterly Report on Form 10-Q for the three and six months ended June 30, 2004.

      The condensed consolidated financial statements of GulfTerra included herein are qualified in their entirety by reference to the historical consolidated financial statements and related notes of GulfTerra for the year ended December 31, 2003 and for the three and six months ended June 30, 2004, contained in Enterprise’s Current Reports on Form 8-K filed with the Commission on April 20, 2004 and September 17, 2004, respectively.

      The combined financial statements of El Paso Hydrocarbons, L.P. and El Paso NGL Marketing Company, L.P. (collectively, the “South Texas midstream assets”) included herein are qualified in their entirety by reference to the historical combined financial statements and related notes of the South Texas midstream assets included in Enterprise’s Current Reports on Form 8-K filed with the Commission on April 16, 2004 and August 11, 2004 and incorporated by reference into this document.

      The pending merger-related transactions will be accounted for using the purchase method of accounting. Enterprise has engaged an independent third-party valuation expert to assess the fair value of GulfTerra’s assets and liabilities to assist management in the allocation of the purchase price. The unaudited pro forma condensed consolidated financial statements and accompanying notes include preliminary estimates that are subject to revision upon completion of the valuation study and other appropriate future purchase price allocation adjustments.

Divestiture of Assets Required for FTC Approval of Merger

      In order to obtain FTC approval for the merger, Enterprise anticipates that it will divest certain assets. Enterprise recognized approximately $2 million and approximately $3 million in earnings from these assets for the six months ended June 30, 2004 and year ended December 31, 2003, respectively. At June 30, 2004, the carrying value of Enterprise’s ownership interests in these assets was approximately $44 million.

      To the extent that proceeds from the future sale of Enterprise’s ownership interests in these assets are more or less than Enterprise’s carrying values for these assets, a gain or loss may be recorded. For purposes of pro forma presentation, we have not estimated the proceeds from a future sale and therefore, no gain or loss realized from such a transaction. In addition, our pro forma statements of operations do not reflect the removal of earnings from these assets due to their insignificant effect on the pro forma results of operations.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS

For the Six Months Ended June 30, 2004 (Part 1)

								Step Two
		Adjustments				Merger		Enterprise
	Enterprise	Due to Recent		Enterprise	GulfTerra	Step Two		Pro Forma
	Historical	Transactions		Pro Forma	Historical	Adjustments		(to Part 2)

Revenues	$3,418.2			$3,418.2	$445.6	$(0.6	)(x)	$3,863.2
Costs and Expenses
Operating costs and expenses	3,274.8			3,274.8	277.3	(0.3	)(k)	3,566.7
						47.1	(t)
						(23.8	)(w)
						(0.6	)(x)
						(7.8	)(y)
Selling, general and administrative	16.5			16.5		23.8	(w)	40.3

Total	3,291.3			3,291.3	277.3	38.4		3,607.0

Equity in Income (Loss) of Unconsolidated Affiliates	25.5			25.5		(21.3	)(v)	9.6
						5.4	(w)

Operating Income	152.4			152.4	168.3	(54.9)		265.8

Other Income (Expense)
Interest expense	(64.5)	$2.2	(b)	(61.9)	(54.7)	(52.6	)(h)	(119.5)
		0.4	(c)			0.7	(i)
						38.5	(l)
						13.1	(m)
						(2.6	)(p)
Loss due to early redemptions of debt					(16.3)			(16.3)
Earnings from unconsolidated affiliates					5.4	(5.4	)(w)
Other, net	2.4			2.4	0.3	0.7	(r)	3.4

Total	(62.1)	2.6		(59.5)	(65.3)	(7.6)		(132.4)

Income Before Income Taxes and Minority Interest	90.3	2.6		92.9	103.0	(62.5)		133.4
Provision for Income Taxes	(2.0)			(2.0)				(2.0)

Income Before Minority Interest	88.3	2.6		90.9	103.0	(62.5)		131.4
Minority Interest	(3.7)			(3.7)				(3.7)

Income from Continuing Operations	$84.6	$2.6		$87.2	$103.0	$(62.5)		$127.7

Allocation of Income from Continuing Operations:
Limited partners	$70.6							$104.9

General partner	$14.0							$22.8

Basic Earnings per Unit:
Number of units used in denominator	224.3	0.2	(a)			104.5	(o)	359.9

		13.4	(b)
		17.5	(c)
Income from continuing operations	$0.32							$0.29

Diluted Earnings per Unit:
Number of units used in denominator	224.8	0.2	(a)			104.5	(o)	360.4

		13.4	(b)
		17.5	(c)
Income from continuing operations	$0.32							$0.29

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS

For the Six Months Ended June 30, 2004 (Part 2)

	Step Two	South Texas
	Enterprise	Midstream	Merger Step		Step Three
	Pro Forma	Assets	Three		Enterprise
	(from Part I)	Historical	Adjustments		Pro Forma

Revenues	$3,863.2	$785.3	$(316.7	)(bb)	$4,285.9
			(45.9	)(ff)
Costs and Expenses
Operating costs and expenses	3,566.7	760.5	(312.5	)(bb)	3,963.2
			(1.2	)(dd)
			(4.4	)(ee)
			(45.9	)(ff)
Selling, general and administrative	40.3		4.4	(ee)	44.7

Total	3,607.0	760.5	(359.6)		4,007.9

Equity in Income (Loss) of Unconsolidated Affiliates	9.6				9.6

Operating Income	265.8	24.8	(3.0)		287.6

Other Income (Expense)
Interest expense	(119.5)		(1.9	)(aa)	(121.4)
Loss due to early redemptions of debt	(16.3)				(16.3)
Other, net	3.4				3.4

Total	(132.4)		(1.9)		(134.3)

Income Before Income Taxes and Minority Interest	133.4	24.8	(4.9)		153.3
Provision for Income Taxes	(2.0)				(2.0)

Income Before Minority Interest	131.4	24.8	(4.9)		151.3
Minority Interest	(3.7)				(3.7)

Income from Continuing Operations	$127.7	$24.8	$(4.9)		$147.6

Allocation of Income From Continuing Operations:
Limited partners	$104.9				$124.4

General partner	$22.8				$23.2

Basic Earnings Per Unit:
Number of units used in denominator	359.9				359.9

Income from continuing operations	$0.29				$0.35

Diluted Earnings Per Unit:
Number of units used in denominator	360.4				360.4

Income from continuing operations	$0.29				$0.35

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS

For the Year Ended December 31, 2003 (Part 1)

								Step Two
		Adjustments				Merger		Enterprise
	Enterprise	Due to Recent		Enterprise	GulfTerra	Step Two		Pro Forma
	Historical	Transactions		Pro Forma	Historical	Adjustments		(to Part 2)

Revenues	$5,346.4			$5,346.4	$871.5	$(26.8	)(x)	$6,191.1
Costs and Expenses
Operating costs and expenses	5,046.8			5,046.8	557.0	(1.5	)(k)	5,628.2
						100.0	(t)
						(47.3	)(w)
						(26.8	)(x)
Selling, general and administrative	37.5			37.5		47.3	(w)	84.8

Total	5,084.3			5,084.3	557.0	71.7		5,713.0

Equity in Income (Loss) of Unconsolidated Affiliates	(14.0)	$34.7	(g)	20.7		(34.7	)(v)	(2.6)
						11.4	(w)

Operating Income	248.1	34.7		282.8	314.5	(121.8)		475.5

Other Income (Expense)
Interest expense	(140.8)	8.0	(b)	(142.4)	(127.8)	(105.2	)(h)	(289.6)
		0.9	(c)			1.6	(i)
		(10.5	)(f)			65.6	(l)
						23.8	(m)
						(5.2	)(p)
Loss due to early redemptions of debt					(36.9)			(36.9)
Earnings from unconsolidated affiliates					11.4	(11.4	)(w)
Other, net	6.4			6.4	1.1	0.8	(r)	8.3

Total	(134.4)	(1.6)		(136.0)	(152.2)	(30.0)		(318.2)

Income Before Income Taxes and Minority Interest	113.7	33.1		146.8	162.3	(151.8)		157.3
Provision for Income Taxes	(5.3)			(5.3)				(5.3)

Income Before Minority Interest	108.4	33.1		141.5	162.3	(151.8)		152.0
Minority Interest	(3.9)	0.9	(d)	(3.0)	(0.9)			(3.9)

Income from Continuing Operations	$104.5	$34.0		$138.5	$161.4	$(151.8)		$148.1

Allocation of Income from Continuing Operations:
Limited partners	$83.8							$111.8

General partner	$20.7							$36.3

Basic Earnings per Unit:
Number of units used in denominator	199.9	1.1	(a)			104.5	(o)	342.0

		19.0	(b)
		17.5	(c)
Income from continuing operations	$0.42							$0.33

Diluted Earnings per Unit:
Number of units used in denominator	206.4	1.1	(a)			104.5	(o)	348.5

		19.0	(b)
		17.5	(c)
Income from continuing operations	$0.41							$0.32

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED STATEMENT OF CONSOLIDATED OPERATIONS

For the Year Ended December 31, 2003 (Part 2)

	Step Two	South Texas
	Enterprise	Midstream	Merger		Step Three
	Pro Forma	Assets	Step Three		Enterprise
	(from Part I)	Historical	Adjustments		Pro Forma

Revenues	$6,191.1	$1,430.7	$(431.9	)(bb)	$7,153.0
			(36.9	)(ff)
Costs and Expenses
Operating costs and expenses	5,628.2	1,423.2	(427.2	)(bb)	6,578.0
			(2.1	)(dd)
			(7.2	)(ee)
			(36.9	)(ff)
Selling, general and administrative	84.8		7.2	(ee)	92.0

Total	5,713.0	1,423.2	(466.2)		6,670.0

Equity in Income (Loss) of Unconsolidated Affiliates	(2.6)				(2.6)

Operating Income	475.5	7.5	(2.6)		480.4

Other Income (Expense)
Interest expense	(289.6)		(3.8	)(aa)	(293.4)
Loss due to early redemptions of debt	(36.9)				(36.9)
Other, net	8.3	0.1			8.4

Total	(318.2)	0.1	(3.8)		(321.9)

Income Before Income Taxes and Minority Interest	157.3	7.6	(6.4)		158.5
Provision for Income Taxes	(5.3)				(5.3)

Income Before Minority Interest	152.0	7.6	(6.4)		153.2
Minority Interest	(3.9)				(3.9)

Income from Continuing Operations	$148.1	$7.6	$(6.4)		$149.3

Allocation of Income from Continuing Operations:
Limited partners	$111.8				$113.0

General partner	$36.3				$36.3

Basic Earnings per Unit:
Number of units used in denominator	342.0				342.0

Income from continuing operations	$0.33				$0.33

Diluted Earnings per Unit:
Number of units used in denominator	348.5				348.5

Income from continuing operations	$0.32				$0.32

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

June 30, 2004 (Part 1)

		Adjustments				Merger		Step Two
	Enterprise	Due to Recent		Enterprise	GulfTerra	Step Two		Pro Forma
	Historical	Transactions		Pro Forma	Historical	Adjustments		(to Part 2)

ASSETS
Current Assets
Cash and cash equivalents	$62.6	$359.1	(c)	$359.4	$33.4	$1,983.7	(h)	$84.1
		(14.3	)(c)			84.6	(i)
						(84.6	)(i)
		(48.0	)(c)			34.3	(j)
						(13.0	)(k)
						(1,088.3	)(l)
						63.8	(m)
						(960.5	)(m)
						203.2	(n)
						(500.0	)(n)
						(31.9	)(q)
Accounts and notes receivable, net	536.3			536.3	165.1	6.3	(l)	701.3
						(6.4	)(x)
Inventories	203.8			203.8				203.8
Other current assets	37.6			37.6	21.7	1.9	(h)	75.7
						(1.2	)(k)
						17.2	(r)
						(1.5	)(s)

Total Current Assets	840.3	296.8		1,137.1	220.2	(292.4)		1,064.9
Property, plant and equipment, net	3,020.8			3,020.8	2,930.0	1,675.0	(s)	7,625.8
Investments in Unconsolidated Affiliates	718.7			718.7	203.3	(425.0	)(v)	502.6
						5.6	(s)
Intangible Assets, net	261.2			261.2	3.2	691.1	(s)	955.5
Goodwill	82.4			82.4		361.5	(s)	443.9
Notes Receivable	5.1			5.1		915.1	(l)	5.1
						(915.1	)(x)
Other Assets	25.1			25.1	29.3	10.9	(h)	65.4
						166.9	(l)
						23.1	(r)
						(189.9	)(s)

Total Assets	$4,953.6	$296.8		$5,250.4	$3,386.0	$2,026.8		$10,663.2

LIABILITIES & COMBINED EQUITY
Current Liabilities
Current maturities of debt	$365.0			$365.0	$5.0	$(5.0	)(m)	$365.0
Accounts payable	59.0			59.0	148.9			207.9
Accrued gas payables and other expenses	819.8			819.8	8.1	(6.4	)(x)	821.5
Other current liabilities	53.5			53.5	41.3			94.8

Total Current Liabilities	1,297.3			1,297.3	203.3	(11.4)		1,489.2
Long-Term Debt	1,402.4	$(48.0	)(c)	1,354.4	1,878.5	1,996.5	(h)	3,710.4
						84.6	(i)
						(955.5	)(m)
						63.8	(m)
						203.2	(n)
						(915.1	)(x)
Other Long-Term Liabilities	22.4			22.4	42.1			64.5
Minority Interest	88.8			88.8	1.8			90.6
Combined Equity
Limited Partners Common units	1,906.9	98.5	(e)	2,343.3	912.2	34.0	(j)	5,190.8
		351.9	(c)			(10.9	)(k)
		(14.0	)(c)			(1.2	)(k)
						2,395.4	(n)
						(934.1	)(n)
						452.1	(u)
Class B special units	98.5	(98.5	)(e)	—
Series C units					334.9	(2.0	)(k)	—
						(332.9	)(n)
General Partner	40.9	7.2	(c)	47.8	13.2	0.3	(j)	105.9
		(0.3	)(c)			(0.1	)(k)
						48.9	(n)
						(13.4	)(n)
						9.2	(u)
Accumulated other comprehensive income	109.3			109.3		(84.6	)(i)	24.7
Other	(12.9)			(12.9)				(12.9)

Total Combined Equity	2,142.7	344.8		2,487.5	1,260.3	1,560.7		5,308.5

Total Liabilities & Combined Equity	$4,953.6	$296.8		$5,250.4	$3,386.0	$2,026.8		$10,663.2

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

June 30, 2004 (Part 2)

	Step Two	South Texas
	Enterprise	Midstream	Merger		Adjusted
	Pro Forma	Assets	Step Three		Enterprise
	(from Part 1)	Historical	Adjustments		Pro Forma

ASSETS
Current Assets
Cash and cash equivalents	$84.1		$147.3	(z)	$84.1
			(147.3	)(z)
Accounts and notes receivable, net	701.3	$174.9	(174.9	)(bb)	701.3
Inventories	203.8	11.8			215.6
Other current assets	75.7	8.4	(8.4	)(bb)	75.7

Total Current Assets	1,064.9	195.1	(183.3)		1,076.7
Property, plant and equipment, net	7,625.8	311.1	(189.1	)(cc)	7,747.8
Investments in Unconsolidated Affiliates	502.6				502.6
Intangible Assets, net	955.5		30.0	(cc)	985.5
Goodwill	443.9				443.9
Notes Receivable	5.1				5.1
Other Assets	65.4				65.4

Total Assets	$10,663.2	$506.2	$(342.4)		$10,827.0

LIABILITIES & COMBINED EQUITY
Current Liabilities
Current maturities of debt	$365.0				$365.0
Accounts payable	207.9	$178.3	$(178.3	)(bb)	207.9
Accrued gas payables and other expenses	821.5	18.0	(3.5	)(bb)	836.0
Other current liabilities	94.8	1.4	(1.4	)(bb)	94.8

Total Current Liabilities	1,489.2	197.7	(183.2)		1,503.7
Long-Term Debt	3,710.4		147.3	(z)	3,857.7
Other Long-Term Liabilities	64.5	2.0			66.5
Minority Interest	90.6				90.6
Combined Equity
Limited Partners
Common units	5,190.8				5,190.8
General Partner	105.9				105.9
Owners’ net investment		306.5	(0.1	)(bb)
			(306.4	)(cc)
Accumulated other comprehensive income	24.7				24.7
Other	(12.9)				(12.9)

Total Combined Equity	5,308.5	306.5	(306.5)		5,308.5

Total Liabilities & Combined Equity	$10,663.2	$506.2	$(342.4)		$10,827.0

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

ENTERPRISE PRODUCTS PARTNERS L.P.

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FINANCIAL STATEMENTS

      These unaudited pro forma condensed consolidated financial statements and underlying pro forma adjustments are based upon information currently available and certain estimates and assumptions made by the management of Enterprise and GulfTerra; therefore, actual results could materially differ from the pro forma information. However, Enterprise and GulfTerra believe the assumptions provide a reasonable basis for presenting the significant effects of the transactions noted herein. Enterprise and GulfTerra believe the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma information.

      The merger between Enterprise and GulfTerra involves the following three steps:

•	Step One. On December 15, 2003, Enterprise purchased a 50% membership interest in GulfTerra’s general partner for $425 million in cash. GulfTerra’s general partner owns a 1% general partner interest in GulfTerra. This investment is currently accounted for by Enterprise using the equity method and is already recorded in Enterprise’s historical balance sheet at June 30, 2004. This transaction is referred to as Step One of the merger and will remain in effect even if the remainder of the merger and post-merger transactions, which are referred to as Step Two and Step Three, do not occur.

•	Step Two. If all necessary regulatory approvals are received and the other merger agreement conditions are either fulfilled or waived and the following steps are consummated, Enterprise will own 100% of the limited and general partner interests in Gulf Terra. At that time, the merger will be accounted for by Enterprise using the purchase method and GulfTerra will become a consolidated subsidiary of Enterprise. Step Two of the merger includes the following transactions:

•	El Paso Corporation’s exchange of its remaining 50% membership interest in GulfTerra’s general partner for a cash payment by Enterprise’s general partner of $370 million (which will not be funded or reimbursed by Enterprise) and a 9.9% membership interest in Enterprise’s general partner, and the subsequent capital contribution by Enterprise’s general partner of such 50% membership interest in GulfTerra’s general partner to Enterprise (without increasing Enterprise’s general partner’s interest in Enterprise’s earnings or cash distributions);

•	Enterprise’s purchase of 10,937,500 GulfTerra Series C Units and 2,876,620 GulfTerra common units owned by El Paso Corporation for $500 million; and

•	The exchange of each remaining GulfTerra common unit for 1.81 Enterprise common units, resulting in the expected issuance of 104,502,522 Enterprise common units to GulfTerra unitholders.

In connection with Step Two and for pro forma presentation purposes, Enterprise will use the proceeds from this Senior Notes offering to purchase for approximately $1.1 billion GulfTerra’s senior and senior subordinated debt obligations in connection with Enterprise’s tender offers and to repay $896.7 million of the $960.5 million outstanding indebtedness under GulfTerra’s revolving credit facility and senior secured term loans.

•	Step Three. Immediately after Step Two is completed, Enterprise expects to acquire the South Texas midstream assets, which are comprised of nine natural gas processing plants, one natural gas gathering system, one natural gas treating plant, and a small natural gas liquids connecting pipeline, from El Paso Corporation for approximately $150 million in cash with borrowings under its August 2004 Revolvers.

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FINANCIAL STATEMENTS — (Continued)

      The total estimated consideration for the merger with GulfTerra and the purchase of the South Texas midstream assets is summarized below (dollars in millions):

Step One transaction (completed):
Cash payment by Enterprise to El Paso Corporation for 50% membership interest in GulfTerra’s general partner	$425.0

Total Step One consideration	425.0

Step Two transactions (pending):
Cash payment by Enterprise to El Paso Corporation for GulfTerra equity interests	500.0
Value of 50% membership interest in GulfTerra’s general partner exchanged by El Paso Corporation with Enterprise’s general partner who will subsequently contribute it to Enterprise	461.3
Value of Enterprise common units to be issued in exchange for GulfTerra equity interests	2,444.3
Note receivable from El Paso Corporation	(40.3)
Net cash premium paid to holders of GulfTerra senior and senior subordinated notes to complete tender offers	166.9
Transaction fees and other direct costs	31.9

Total Step Two consideration	3,564.1

Total Step One and Step Two consideration	3,989.1

Step Three transaction (to be completed after Step Two is completed):
Purchase of South Texas midstream assets from El Paso Corporation	147.3

Total consideration	$4,136.4

      The pro forma adjustments Enterprise made to the historical financial statements of Enterprise, GulfTerra and the South Texas midstream assets are described as follows:

Adjustments related to Step One of Merger and other Recent Transactions:

      The pro forma adjustments described in Notes (a) through (g) are shown under the column labeled “Adjustments Due to Recent Transactions” in the unaudited pro forma condensed consolidated financial statements.

      (a) Reflects Enterprise’s February 2004 issuance of 1,053,861 common units in connection with its DRIP. Total net proceeds from such offering were $23.1 million, which includes related net capital contributions made by Enterprise’s general partner to maintain its 2% general partner interest. Enterprise used the net proceeds from such offering for general partnership purposes. Since the receipt of proceeds from such issuance and the related adjustments to partners’ equity are already reflected in Enterprise’s historical consolidated balance sheet at June 30, 2004, no pro forma adjustments to the balance sheet are necessary. As a result of such offering, the weighted-average number of common units outstanding increased 0.2 million for the six months ended June 30, 2004 and 1.1 million for the year ended December 31, 2003.

      (b) Reflects Enterprise’s May 2004 public sale of 17,250,000 common units (including the over-allotment amount of 2,250,000 common units) at an offering price of $21.00 per unit and the issuance of 1,757,347 Enterprise common units in connection with its DRIP. Total net proceeds from these offerings were $388.4 million, which include related net capital contributions made by Enterprise’s general partner to maintain its 2% general partner interest in Enterprise. Enterprise used $353.1 million of the net

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FINANCIAL STATEMENTS — (Continued)

proceeds from such public offering to repay our $225 million Interim Term Loan and to temporarily reduce borrowings outstanding under our then existing revolving credit facilities at June 30, 2004 by approximately $130 million. Enterprise used the $35.3 million in net proceeds received in connection with its DRIP for general partnership purposes. As a result of such offerings, the weighted-average number of common units outstanding increased 13.4 million for the six months ended June 30, 2004 and 19 million for the year ended December 31, 2003.

      As a result of the use of proceeds from these offerings, pro forma interest expense decreased $2.2 million for the six months ended June 30, 2004 and $8.0 million for the year ended December 31, 2003. In calculating the pro forma adjustment to interest expense, we used a weighted-average historical interest rate of 1.7% for the six months ended June 30, 2004 and 2.6% for the year ended December 31, 2003. The weighted-average interest rates were determined by reference to the debt obligations that were either completely repaid or temporarily reduced using proceeds from such offerings. If the interest rates used to determine the pro forma adjustment were  1/8% higher, pro forma interest expense would have decreased by $2.3 million for the six months ended June 30, 2004 and $8.5 million for the year ended December 31, 2003.

      The pro forma adjustment to interest expense for the year ended December 31, 2003 also reflects the removal of $1 million of prepaid debt issuance costs resulting from the repayment of Enterprise’s Interim Term Loan. The removal of the debt issuance costs is already reflected in Enterprise’s historical statement of consolidated operations for the six months ended June 30, 2004; therefore, no pro forma adjustment is required for the interim period.

      Since the receipt of proceeds from such offerings and the related adjustments to partners’ equity are already reflected in Enterprise’s historical June 30, 2004 consolidated balance sheet, no pro forma adjustments to the unaudited pro forma condensed consolidated balance sheet are necessary.

      (c) Reflects Enterprise’s August 2004 public sale of 17,250,000 common units (including the over-allotment amount of 2,250,000 common units) at an offering price of $20.20 per unit and the issuance of 173,033 Enterprise common units in connection with its DRIP. Total net proceeds from such offerings were approximately $344.8 million after deducting applicable underwriting discounts, commissions and offering expenses of $14.3 million. Included in the total net proceeds of $344.8 million is a net capital contribution made by the general partner of Enterprise of $6.9 million to maintain its 2% general partner interest in Enterprise, after deducting the general partner’s share of the underwriting discounts, commissions and offering expenses. For purposes of this pro forma presentation, Enterprise applied $48 million of the total net proceeds from such offerings to temporarily reduce amounts outstanding under its then existing revolving credit facilities at June 30, 2004, with the remaining proceeds used to reduce the amount borrowed in connection with its payment obligations to El Paso Corporation in Step Two of the merger with GulfTerra (see Note (n)).

      As a result of the use of proceeds from such offerings, pro forma interest expense decreased $0.4 million for the six months ended June 30, 2004 and $0.9 million for the year ended December 31, 2003. In calculating the pro forma adjustment to interest expense, we used a weighted-average historical rate of 1.7% for the six months ended June 30, 2004 and 1.9% for the year ended December 31, 2003. The weighted-average interest rate applied in each case was determined by reference to the debt obligations that were temporarily reduced through the use of proceeds from these August 2004 offerings. If the interest rate used to determine the pro forma adjustment were  1/8% higher, pro forma interest expense would have decreased by $0.4 million for the six months ended June 30, 2004 and $1.0 million for the year ended December 31, 2003.

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FINANCIAL STATEMENTS — (Continued)

      (d) Reflects the pro forma adjustment to minority interest expense related to Enterprise’s restructuring of the ownership interest of its general partner from a 1% direct interest in Enterprise and a 1.0101% direct interest in Enterprise Operating L.P. to a 2% direct interest in Enterprise. The pro forma adjustment to earnings removes $0.9 million in minority interest expense attributable to the general partner’s ownership interest in the earnings of Enterprise Products Operating L.P. during 2003. As a result of this adjustment, Enterprise’s allocation of earnings to its general partner increases by a similar amount. This transaction occurred on December 10, 2003.

      (e) Reflects the conversion of Enterprise’s 4,413,549 Class B special units into an equal number of its common units. Enterprise received approval from its unitholders for this conversion at its special meeting held on July 29, 2004. The pro forma balance sheet adjustment reflects the reclassification of $98.5 million in partnership capital. There was no effect on Enterprise’s earnings as a result of this conversion.

      (f) Reflects the pro forma adjustment to interest expense associated with the $425 million borrowed by Enterprise to finance its December 15, 2003 purchase of a 50% membership interest in GulfTerra’s general partner (Step One of the merger). This transaction was financed by $225 million borrowed under Enterprise’s Interim Term Loan (which was repaid using proceeds from our May 2004 offering -- see Note (b)) and $200 million borrowed under its then existing revolving credit facilities. The pro forma adjustment to interest expense for the year ended December 31, 2003 is $10.5 million, which is based on an estimated rate of 2.6% based on the weighted-average interest rate that Enterprise would currently pay under its August 2004 Revolvers. If this estimated interest rate were  1/8% higher, the pro forma adjustment to interest expense would be $11.0 million. Enterprise’s June 30, 2004 historical balance sheet and statement of consolidated operations for the six months ended June 30, 2004 already reflect the impact of such investment in GulfTerra’s general partner; therefore, no pro forma adjustments are required.

      (g) Until Step Two of the merger is completed, Enterprise will account for its 50% membership interest in GulfTerra’s general partner using the equity method. The $34.7 million pro forma adjustment reflects Enterprise’s share of earnings from GulfTerra’s general partner had Enterprise purchased its 50% interest on January 1, 2003 rather than December 15, 2003. Enterprise’s historical statement of consolidated operations for the six months ended June 30, 2004 reflects $21.3 million of equity earnings from GulfTerra’s general partner; therefore, no pro forma adjustment is required. The $34.7 million pro forma adjustment to equity earnings for 2003 will be removed when Enterprise consolidates the general partner of GulfTerra upon completion of Step Two (see Note (v)).

Adjustments related to Step Two of Merger, including this Senior Notes offering:

      (h) Reflects the issuance of $2 billion in principal amount of Enterprise Senior Notes in this offering, less $3.5 million in bond discounts and $12.8 million in estimated debt issuance costs. The amortization period of the $16.3 million in bond discounts and debt issuance costs is based on the terms of the underlying Senior Notes. As a result of the issuance of the Senior Notes and the amortization of related bond discounts and debt issuance costs, pro forma interest expense would increase by $52.6 million for the six months ended June 30, 2004 and $105.2 million for the year ended December 31, 2003. Our pro forma balance sheet adjustments reflect the receipt of $1,983.7 million in cash, a $1,996.5 million increase in long-term debt (net of bond discounts of $3.5 million) and the recording of $12.8 million debt issuance

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FINANCIAL STATEMENTS — (Continued)

costs. The interest rate, principal amount and net proceeds after expenses for each Senior Note in this offering are shown in the following table (dollars in millions):

				Estimated	Net
	Fixed			Bond	Proceeds
	Interest	Principal	Bond	Issuance	after
	Rate	Amount	Discount	Costs	Expenses

Senior Notes, due October 2007	4.000%	$500	$(0.4)	$(2.0)	$497.6
Senior Notes, due October 2009	4.625%	500	(1.4)	(3.2)	495.4
Senior Notes, due October 2014	5.600%	650	(0.6)	(4.4)	645.0
Senior Notes, due October 2034	6.650%	350	(1.1)	(3.2)	345.7

		$2,000	$(3.5)	$(12.8)	$1,983.7

      (i) In March 2004, Enterprise entered into four forward-starting interest rate swap transactions with original maturities of September 30, 2004. A forward-starting interest rate swap is an agreement that effectively hedges the price on a specific U.S. treasury security for an established period of time. The purpose of these transactions was to effectively hedge the underlying U.S. treasury interest rate associated with this offering of $2 billion in Senior Notes. The forward-starting interest rate swaps have been designated as cash flow hedges. In April 2004, Enterprise elected to terminate these financial instruments in order to monetize the then current value of the swaps and to reduce future debt service costs. As a result, Enterprise received $104.5 million in cash from the counterparties, which was recorded as a component of the related $109.3 million included in accumulated other comprehensive income in Enterprise’s consolidated balance sheet at June 30, 2004.

      In August 2004, Enterprise entered into treasury interest rate lock (“T-Lock”) transactions with original maturities of August 18, 2004. These transactions were amended to extend the maturity date to September 30, 2004, but were terminated by Enterprise in connection with this offering. Like the forward-starting interest rate swap transactions described in the previous paragraph, the purpose of the T-Lock financial instruments was to effectively hedge the underlying U.S. treasury interest rates associated with this offering of $2 billion in Senior Notes. The T-Lock financial instruments have been designated as cash flow hedges. On September 23, 2004, the aggregate settlement amount was a payable of approximately $84.6 million. Our pro forma balance sheet adjustment reflects Enterprise’s termination of the T-Lock financial instruments at this payable amount, resulting in a payment of $84.6 million to the counterparties and a corresponding reduction in accumulated other comprehensive income. On a pro forma basis, we have assumed that Enterprise will borrow the $84.6 million using funds available under the August 2004 Revolvers.

      After adjusting for the $84.6 million cash payment that Enterprise will make in September 2004, the remaining $19.9 million in accumulated other comprehensive income will be amortized to earnings as a reduction in interest expense over the terms of the underlying Senior Notes. As a result of this amortization and the additional interest expense from the borrowing, pro forma interest expense decreased $0.7 million for the six months ended June 30, 2004 and $1.6 million for the year ended December 31, 2003 assuming that the Senior Notes offering had been completed on January 1, 2003.

      (j) In May 2003, GulfTerra issued 80 Series F convertible units in a registered offering to an institutional investor. Each Series F convertible unit was comprised of two separate detachable units -- a Series F1 convertible unit and a Series F2 convertible unit -- that have identical terms except for vesting and termination dates and the number of underlying GulfTerra common units into which they may be converted. The Series F1 units were converted into $80 million of GulfTerra common units. The

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FINANCIAL STATEMENTS — (Continued)

Series F2 units are convertible into up to $40 million of GulfTerra common units. The Series F2 units terminate on March 30, 2005 (subject to other defined extension rights).

      During the first quarter of 2004, 45 Series F1 convertible units were converted into 1,146,418 GulfTerra common units, for which GulfTerra received net proceeds of $44.1 million. In July 2004, 10 Series F1 convertible units were converted into 261,437 GulfTerra common units and, in September 2004, the remaining 25 Series F1 convertible units were converted into 653,254 GulfTerra common units. On a pro forma basis, GulfTerra received aggregate net proceeds of approximately $34.3 million from the July and September 2004 conversions, which includes the proportionate $0.3 million in contributions from GulfTerra’s general partner. Our pro forma balance sheet adjustment reflects GulfTerra’s receipt of aggregate proceeds from the July and September 2004 conversions.

      After allowing for the transactions described in the previous paragraph, the holder of the Series F2 convertible units could still purchase an additional $40 million of GulfTerra common units. Assuming that GulfTerra had received a conversion notice from the holder on September 21, 2004 for the remaining amount of securities and using a conversion price of $38.33 per common unit at that date as calculated under the terms of the Series F2 securities, an additional 1,043,569 GulfTerra common units would be issuable. For purposes of calculating the dilutive effect of this potential issuance of common units, we have assumed the proceeds received from the holder of the Series F2 securities (including the proportionate contribution that would be due from the general partner of GulfTerra) would be reinvested by GulfTerra under the treasury stock method, which results in the repurchase of 973,954 GulfTerra common units at a market price of $40.24 per common unit; therefore, a net dilution of 69,615 GulfTerra common units would occur. If these common units are assumed outstanding when the Enterprise exchange takes place (see Note (n)), this would result in an additional 126,003 Enterprise common units being issued, which would not have a material impact on Enterprise’s pro forma financial position or earnings per unit.

      Any unexpired Series F convertible units outstanding at the merger date of Enterprise and GulfTerra will be converted into rights to receive Enterprise common units, subject to the restrictions governing the Series F units. The number of Enterprise common units and the price per unit at conversion will be adjusted based on the 1.81 exchange ratio.

      (k) Under the merger agreement with Enterprise, GulfTerra is obligated to repurchase, at reasonable prices, before the effective time of the merger, all of its outstanding employee and director unit options that have not been exercised or otherwise canceled. Approximately 1,000,000 common unit options were outstanding at June 30, 2004, held by 28 current and former employees and directors. Since GulfTerra does not have the right under its option plan to force option holders to sell their options, GulfTerra negotiated a separate option purchase agreement individually with each option holder. The governance and compensation committee of the board of directors of GulfTerra’s general partner engaged an independent financial advisor to assist in the determination of the appropriate repurchase prices for the outstanding options. Subsequent to June 30, 2004, GulfTerra entered into option purchase agreements with all of its option holders under which GulfTerra agreed to purchase for cash and/or common units, and the options holders agreed to sell, any options that remain outstanding on the merger closing date for a negotiated price. Each option purchase agreement permits the option holder to exercise any or all of his or her options at any time and from time to time prior to the merger closing.

      GulfTerra estimates that the total value of its outstanding unit options to be repurchased is approximately $13 million. The pro forma balance sheet adjustments assume that the option holders elect to sell their outstanding options to GulfTerra for $13 million in cash. The pro forma adjustments also remove the $1.2 million balance of unamortized deferred compensation at June 30, 2004 related to such

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FINANCIAL STATEMENTS — (Continued)

unit options, which was a component of other current assets on GulfTerra’s historical balance sheet. The offset to both of these balance sheet adjustments is partners’ equity.

      The pro forma adjustments to the statements of consolidated operations reflect the removal of amortization expense associated with the unit options. Such amortization aggregated $0.3 million for the six months ended June 30, 2004 and $1.5 million for the year ended December 31, 2003.

      (l) On August 4, 2004, Enterprise commenced four cash tender offers to purchase for an estimated price of approximately $1.1 billion any and all of the outstanding senior and senior subordinated notes of GulfTerra, having a total outstanding principal amount of approximately $921.5 million. The tender offers also solicited consents to amend the indentures governing such affected senior debt. The tender offers and consent solicitation will terminate on September 30, 2004, unless we further extend the expiration time. The following table shows the four GulfTerra senior debt obligations affected, the principal amount of each series of notes tendered as of September 21, 2004 and estimated payment amounts to be made by Enterprise to complete the tender offers.

		Estimated cash payments to be made by Enterprise
	Principal
	Amount	Consent	Accrued	Tender	Total
	Tendered	Payment	Interest	Price	Price

Senior subordinated notes, 8.50% fixed-rate, due June 2010	$212.1	$6.4	$1.5	$248.2	$256.1
Senior subordinated notes, 10.625% fixed-rate, due Dec. 2012	133.9	4.0	1.2	168.8	174.0
Senior subordinated notes, 8.50% fixed-rate, due June 2011	319.8	9.6	2.3	361.9	373.8
Senior notes, 6.25% fixed-rate, due June 2010	249.3	7.5	1.3	275.6	284.4

Totals	$915.1	$27.5	$6.3	$1,054.5	$1,088.3

      The purpose of the tender offers was to acquire any and all of GulfTerra’s outstanding senior and senior subordinated notes, and the purpose of the consent solicitations was to eliminate substantially all of the covenants and several events of default in each indenture. This will provide the combined company with additional flexibility to pursue its operating and financing activities following the merger. The pro forma adjustments for the tender offers to Enterprise’s June 30, 2004 balance sheet reflect the following:

•	Enterprise’s use of approximately $1.1 billion in proceeds from this Senior Notes offering to fund its payment obligations to GulfTerra’s senior debt holders for the tender offers.

•	Enterprise’s recording of an intercompany note receivable from GulfTerra for the $915.1 million in principal amount of GulfTerra senior and senior subordinated notes that an Enterprise subsidiary will hold after the tender offers are completed. In a subsequent step, this intercompany receivable is eliminated against the corresponding GulfTerra debt, which became intercompany subsidiary debt after Step Two was completed. Upon completion of Step Two, GulfTerra will become a wholly-owned consolidated subsidiary of Enterprise.

•	The $166.9 million premium paid by Enterprise to complete the tender offers is initially recorded as a component of Other Assets on the unaudited pro forma condensed consolidated balance sheet. The premium represents the difference between the total cash payment made to the noteholders of approximately $1.1 billion and the $915.1 million in principal amount of senior debt tendered by the noteholders less $6.3 million of interest receivable from GulfTerra. The $166.9 million premium is part of Enterprise’s purchase price paid to complete Step Two of its merger with GulfTerra. It is

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FINANCIAL STATEMENTS — (Continued)

subsequently reclassified when the purchase price is allocated between assets acquired, liabilities assumed and goodwill in the merger transaction (see Note (s)).

      As a result of GulfTerra becoming a consolidated subsidiary of Enterprise after Step Two is completed, the interest expense that GulfTerra will record on the $915.1 million of its senior debt held by Enterprise (on a post-tender offer basis) will be eliminated against intercompany interest revenue that would be recorded by Enterprise. The pro forma adjustment to interest expense eliminates the historical interest expense that GulfTerra recorded on these senior notes (as in consolidation). These adjustments decreased pro forma interest expense by $38.5 million for the six months ended June 30, 2004 and $65.6 million for the year ended December 31, 2004.

      (m) Reflects Enterprise’s use of $896.7 million in proceeds from this Senior Notes offering and $63.8 million in borrowings under its August 2004 Revolvers to repay $960.5 million of indebtedness outstanding under GulfTerra’s revolving credit facility and senior secured term loans. The pro forma balance sheet adjustments reflect Enterprise’s receipt of $63.8 million in cash from borrowings under its August 2004 Revolvers and its subsequent use of $960.5 million in cash to repay such GulfTerra debt obligations.

      As a result of this repayment, pro forma interest expense is reduced by $13.1 million for the six months ended June 30, 2004 and $23.8 million for the year ended December 31, 2003. The pro forma interest expense adjustments reflect the historical amounts recorded by GulfTerra for borrowings under those credit agreements for the periods indicated. The net pro forma interest expense adjustments reflect: (i) historical interest expense recorded by GulfTerra for borrowings under its revolving credit facility and senior secured term loans (for the periods indicated), less (ii) interest that Enterprise will incur on the $63.8 million in borrowings under its August 2004 Revolvers. In determining the pro forma adjustment to interest expense related to Enterprise’s borrowings under its August 2004 Revolvers, we used an estimated rate of 2.6% based on the weighted-average interest rate that Enterprise would pay under these revolvers. If the interest rate used to determine the pro forma adjustments were  1/8% higher, total pro forma interest expense would have increased an additional $0.1 million for the six months ended June 30, 2004 and a nominal amount for the year ended December 31, 2003.

      (n) Under Step Two of the merger, Enterprise will purchase 2,876,620 GulfTerra common units and 10,937,500 GulfTerra Series C units from El Paso Corporation for $500 million in cash. On a pro forma basis at June 30, 2004, Enterprise is assumed to finance this transaction with approximately $203.2 million in borrowings under its August 2004 Revolvers and $296.8 million in proceeds from its August 2004 equity offerings (see Note (c)). The actual mix of borrowings and use of cash on hand to complete this portion of Step Two may differ from the assumptions we used to prepare these pro forma financial statements.

      These pro forma adjustments also reflect the $2.4 billion estimated value of Enterprise’s common units issued in an exchange for the remaining 57,736,200 GulfTerra common units, the fair value of which is assigned to Enterprise’s partners in accordance with their pro forma ownership interest percentages after the exchange is completed. Collectively, these pro forma balance sheet adjustments reflect the following:

•	Enterprise’s pro forma receipt of $203.2 million in cash from borrowings under its August 2004 Revolvers and subsequent use of these funds along with cash on hand to fund the $500 million purchase of GulfTerra common and Series C units owned by El Paso Corporation. Enterprise’s purchase of the GulfTerra common units is part of the consideration allocated to assets acquired, liabilities assumed and goodwill (see Note (s)).

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FINANCIAL STATEMENTS — (Continued)

•	The assignment among Enterprise’s partners’ equity accounts of the estimated $2.4 billion in consideration issued to GulfTerra unitholders in connection with the exchange of common units. Since the merger will be recorded using purchase accounting, the $2.4 billion value of the common units issued in the exchange is considered part of Enterprise’s purchase price that will be allocated to assets acquired, liabilities assumed and goodwill (see Note (s)).

•	The elimination of GulfTerra’s common and Series C partners’ capital accounts in consolidation with Enterprise.

      Under the terms of the common unit exchange, Enterprise will issue 1.81 of its common units for each GulfTerra common unit remaining after Enterprise’s purchase of 2,876,620 common units owned by El Paso Corporation. Enterprise currently estimates that the number of its common units to be issued in the upcoming exchange is 104,502,522 calculated as follows:

GulfTerra units outstanding at June 30, 2004:
Common units	59,698,129
Series C units	10,937,500

Total historical units outstanding at June 30, 2004	70,635,629
Pro forma adjustments to GulfTerra historical units outstanding:
Enterprise purchase of Series C units from El Paso Corporation in connection with Step Two of merger	(10,937,500)
Enterprise purchase of common units from El Paso Corporation in connection with Step Two of merger	(2,876,620)
Series F1 convertible units converted to common units (see Note (j))	914,691

Pro forma GulfTerra common units subject to Step Two exchange offer by Enterprise	57,736,200
Exchange ratio (1.81 Enterprise common units for each GulfTerra common unit)	1.81

Pro forma Enterprise common units issued to GulfTerra common unitholders in connection with merger	104,502,522
Average closing price of Enterprise common units	$23.39

Pro forma value of Enterprise common units issued as consideration to complete Step Two of merger (dollars in millions)	$2,444.3

      In accordance with purchase accounting rules, the pro forma $2.4 billion value of Enterprise’s common units issued in the exchange is based on the average closing price of Enterprise’s common units immediately prior to and after the merger was announced on December 15, 2003.

December 11, 2003	$23.10
December 12, 2003	22.80
December 16, 2003	23.85
December 17, 2003	23.80

Average closing price of Enterprise common units immediately prior to and after merger is announced on December 15, 2003	$23.39

      (o) Reflects the pro forma adjustment to the number of Enterprise common units outstanding (as used in the presentation of basic and diluted earnings per unit in the pro forma condensed statements of consolidated operations) resulting from the issuance of Enterprise common units in the exchange with GulfTerra’s common unitholders described in Note (n). For both the year ended December 31, 2003 and

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FINANCIAL STATEMENTS — (Continued)

the six months ended June 30, 2004, the pro forma effect of these new common units on the number of Enterprise units outstanding was an increase of 104,502,522 common units.

      (p) Reflects the pro forma adjustment to interest expense related to Enterprise’s $203.2 million in assumed borrowings under its August 2004 Revolvers to purchase GulfTerra common and Series C units from El Paso Corporation (see Note (n)). The pro forma increase in interest expense is $2.6 million for the six months ended June 30, 2004 and $5.2 million for the year ended December 31, 2004. In determining the pro forma adjustment to interest expense, we used an estimated rate of 2.6% based on the weighted-average interest rate that Enterprise would currently pay under its August 2004 Revolvers. If the interest rate used to determine the pro forma adjustments were  1/8% higher, total pro forma interest expense would have increased an additional $2.8 million for the six months ended June 30, 2004 and $5.5 million for the year ended December 31, 2003.

      (q) As a result of its merger with GulfTerra, Enterprise expects to incur an estimated $31.9 million of various transaction fees and other direct costs. These direct costs include fees for legal, accounting, printing, financial advisory and other services rendered by third-parties to Enterprise over the course of the transaction and anticipated involuntary severance costs. Our pro forma balance sheet adjustment assumes that these expenditures are made from cash on hand. The offset to this amount is part of the purchase price allocated to assets acquired, liabilities assumed and goodwill (see Note (s)).

      (r) Reflects the present value of a note receivable from El Paso Corporation to be received as part of the negotiated net consideration reached in Step Two. The agreements between Enterprise and El Paso Corporation provide that for a period of three years following the closing of the merger, El Paso Corporation will make transition support payments to Enterprise in annual amounts of $18 million, $15 million and $12 million for the first, second and third years of such period, respectively, payable in twelve equal monthly installments for each such year. The $45 million note receivable from El Paso Corporation has been discounted to fair value and recorded as a reduction in the purchase consideration for GulfTerra. Of the $40.3 million estimated present value, $17.2 million of this amount has been classified on the June 30, 2004 pro forma balance sheet as a current asset with the remainder recorded as a component of Other assets. The offset to this amount is recorded as a reduction of Enterprise’s total consideration for the merger with GulfTerra (see Note (s)).

      Our pro forma statements of consolidated operations reflect $0.7 million and $0.8 million of imputed interest income that would have been recognized from this note during the six months ended June 30, 2004 and the year ended December 31, 2003, respectively.

      (s) Reflects the pro forma balance sheet adjustments to record the preliminary estimated allocation of Enterprise’s purchase consideration to complete its merger with GulfTerra. As shown in the following

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table, the estimated value of consideration to be paid or granted by Enterprise to consummate Step One and Step Two of the merger is approximately $4 billion.

Step One transaction (completed):
Cash payment by Enterprise to El Paso Corporation for 50% membership interest in GulfTerra’s general partner	$425.0

Total Step One consideration	425.0

Step Two transactions (pending):
Cash payments by Enterprise to El Paso Corporation for GulfTerra equity interests	500.0
Value of 50% membership interest in GulfTerra’s general partner exchanged by El Paso Corporation with Enterprise’s general partner who will subsequently contribute it to Enterprise	461.3
Value of Enterprise common units to be issued in exchange for GulfTerra equity interests	2,444.3
Note receivable from El Paso Corporation	(40.3)
Net cash premium paid to holders of GulfTerra senior and senior subordinated notes to complete tender offers	166.9
Transaction fees and other direct costs	31.9

Total Step Two consideration	3,564.1

Total Step One and Step Two consideration	$3,989.1

      Enterprise’s merger with GulfTerra will be recorded using purchase accounting. Purchase accounting requires us to assign fair values to the assets acquired and liabilities assumed in the transaction. If the purchase price exceeds the net fair value of the assets acquired including intangibles and liabilities assumed, the excess purchase price is recorded as goodwill. Enterprise has engaged an independent third-party valuation expert to assess the fair value of GulfTerra’s assets and liabilities at the merger closing date in order to assist management in the development of a definitive allocation of the purchase price.

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      The fair values shown in the following table are preliminary estimates. The preliminary purchase price allocation is subject to revision upon completion of the valuation study and other appropriate future purchase price allocation adjustments.

Fair value of assets acquired:
Current assets(1)	$238.8
Property, plant and equipment	4,605.0
Investments in and advances to unconsolidated affiliates	208.9
Intangible assets	694.3
Other assets(2)	6.3

Total assets acquired	5,753.3

Fair value of liabilities assumed:
Current liabilities	(198.3)
Long-term debt, including current maturities(3)	(1,883.5)
Other long-term liabilities	(42.1)
Minority interest	(1.8)

Total liabilities assumed	(2,125.7)

Total assets acquired less liabilities assumed	3,627.6

Total consideration through Step Two (or purchase price)	3,989.1

Excess of purchase price over fair value assigned to goodwill	$361.5

(1)	Reflects GulfTerra’s historical current assets at June 30, 2004 plus $34.3 million in cash from the conversion of Series F units (see Note (j)) less (i) the removal of $1.2 million of unamortized deferred compensation balances related to the assumed repurchase of unit options (see Note (k)); (ii) $13 million paid to unit option holders in connection with the repurchase agreements (see Note (k)); and (iii) the removal of $1.5 million of deferred charges attributable to the merger with Enterprise that will not be recorded by the combined company.

(2)	Reflects GulfTerra’s historical Other assets at June 30, 2004 less the removal of $23 million in unamortized debt issuance costs associated with GulfTerra’s debt obligations that are either repaid as a result of the merger or held by Enterprise as a result of the tender offers. The total Note (s) pro forma balance sheet adjustment for Other assets of $189.9 million includes the removal of the $23 million in unamortized debt issuance costs plus the reclassification in purchase accounting of the $166.9 million in premiums paid by Enterprise in connection with its tenders offers.

(3)	Includes $915.1 million in senior debt obligations held by Enterprise after the tender offers are completed (see Note (l)). After the merger is completed, the $915.1 million in GulfTerra senior debt held by Enterprise will be accounted for as intercompany debt and eliminated in consolidation.

      As a result of the preliminary purchase price allocation, Enterprise expects to record $694.3 million of amortizable intangible assets, primarily those attributable to customer relationships and contracts. The estimated remaining amount represents goodwill of $361.5 million associated with our view of future results from GulfTerra’s operations and the strategic location of such assets and their industry connections. Based on miles of pipelines, GulfTerra is one of the largest natural gas gatherers in the San Juan Basin, which covers a significant portion of the four contiguous corners of Arizona, Colorado, New Mexico and Utah. These regions, along with GulfTerra’s access to deepwater oil and gas developments in the Gulf of

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Mexico, offer GulfTerra significant growth potential through the acquisition and construction of additional pipelines, platforms, processing and storage facilities and other energy infrastructure.

      (t) Reflects the pro forma depreciation and amortization expense adjustment for GulfTerra’s property, plant and equipment and intangible assets based on the preliminary purchase price allocation (see Note (s)). For purposes of calculating pro forma depreciation expense, we applied the straight-line method using estimated remaining useful lives ranging from 17 years to 33 years (depending on the type of asset) to Enterprise’s new basis in such assets of approximately $4.6 billion. In addition, Enterprise recorded $694.3 million of amortizable intangible assets, which are primarily comprised of the fair value of certain customer relationships and contracts. For purposes of calculating pro forma amortization expense related to such intangible assets, we applied the straight-line method using estimated remaining useful lives for these assets ranging from 2 years to 43 years (depending on the type of asset) to Enterprise’s basis in such assets. Overall, the pro forma depreciation and amortization expense adjustment was $47.1 million for the six months ended June 30, 2004 and $100 million for the year ended December 31, 2003, after taking into account the historical expense amounts recorded by GulfTerra.

      (u) In connection with Step Two of the merger, El Paso Corporation will exchange its remaining 50% membership interest in GulfTerra’s general partner (its membership interest remaining after Step One of the merger was completed on December 15, 2003) for a 9.9% membership interest in Enterprise’s general partner and $370 million in cash from Enterprise’s general partner. Subsequently, Enterprise’s general partner will contribute its 50% membership interest in GulfTerra’s general partner to Enterprise without the receipt of additional general partner interest, common units or other consideration.

      A preliminary fair value estimate of El Paso Corporation’s 50% membership interest in GulfTerra’s general partner is $461.3 million. The pro forma balance sheet entries reflect the contribution of this 50% membership interest to Enterprise, the preliminary fair value of which is allocated for financial reporting purposes to Enterprise’s limited and general partners based on the respective ownership percentages (98% and 2%) and the related allocation of profits and losses (98% and 2%), both of which are generally consistent with the Partnership Agreement. As such, the equity accounts reflected in these pro forma financial statements are not comparable to the partner “capital accounts,” as defined in the Partnership Agreement, established for income tax purposes and in the event of dissolution of Enterprise. The estimated fair value of this contribution is part of Enterprise’s purchase price allocated to assets acquired, liabilities assumed and goodwill upon completion of Step Two of the merger (see Note (s)).

      (v) Reflects the pro forma balance sheet adjustments necessary for the consolidation of GulfTerra’s general partner with Enterprise’s financial information as a result of the contribution described in Note (u). The pro forma adjustments reflect the removal of Enterprise’s $425.0 million equity investment in GulfTerra’s general partner at June 30, 2004 and the elimination of GulfTerra’s general partner’s account in consolidation. Enterprise’s pro forma statement of consolidated operations reflects the replacement of equity earnings recorded under Step One with consolidated earnings for GulfTerra as if Step Two had occurred on January 1, 2003. This adjustment required the removal of $34.7 million of pro forma equity income we would have recorded from GulfTerra’s general partner in connection with Step One for the year ended December 31, 2003 (see Note (g)) and $21.3 million of equity earnings Enterprise recorded during the six months ended June 30, 2004.

      (w) Reflects pro forma classification adjustments necessary to conform GulfTerra’s historical condensed consolidated financial statements to Enterprise’s method of presentation. The reclassifications were as follows:

•	GulfTerra’s general and administrative costs were reclassified to a separate line item within operating expenses to conform to Enterprise’s method of presentation. Historically, GulfTerra’s

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general and administrative costs were $23.8 million for the six months ended June 30, 2004 and $47.3 million for the year ended December 31, 2003.

•	GulfTerra’s operating income increased as a result of reclassifying its equity earnings from unconsolidated affiliates to a separate component of operating income to conform with Enterprise’s presentation of such earnings. As a result of this reclassification, GulfTerra’s operating income increased by $5.4 million for the six months ended June 30, 2004 and $11.4 million for the year ended December 31, 2003. Enterprise’s equity investments with industry partners are a vital component of its business strategy. Such investments are a means by which Enterprise conducts its operations to align its interests with those of its customers, which may be a supplier of raw materials or a consumer of finished products. This method of operation also enables Enterprise to achieve favorable economies of scale relative to the level of investment and business risk assumed versus what Enterprise could accomplish on a stand-alone basis. Many of these equity investments perform supporting or complementary roles to Enterprise’s other business operations. Based on information provided to Enterprise by GulfTerra, GulfTerra’s relationship with its equity investees is the same.

      GulfTerra’s balance sheet line item descriptions are similar to Enterprise’s balance sheet presentation. In general, the only change to GulfTerra’s historical balance sheet was to conform the terminology and order of items between the two similar formats.

      (x) Reflects the pro forma elimination of material revenues and expenses and receivables and payables between Enterprise and Gulf Terra as appropriate in consolidation. Upon completion of Step Two, GulfTerra will become a wholly-owned consolidated subsidiary of Enterprise.

      (y) Reflects the pro forma adjustment to remove $7.8 million in merger-related expenses recorded by GulfTerra during the six months ended June 30, 2004. For the period, GulfTerra recognized the following merger-related expenses: $3.5 million related to a fairness opinion, $1.5 million in legal and audit fees, and $2.8 million in amortization related to deferred incentive compensation for selected employees. GulfTerra did not recognize any merger-related expenses during the year ended December 31, 2003.

Adjustments related to Step Three of Merger:

      (z) Immediately after Step Two is completed, Enterprise will purchase the South Texas midstream assets from El Paso Corporation for approximately $150 million plus certain working capital amounts. For pro forma purposes, we have assumed that Enterprise will finance this purchase with borrowings under its August 2004 Revolvers. The pro forma balance sheet adjustments reflect Enterprise’s receipt of $147.3 million in cash from borrowings under its August 2004 Revolvers and its subsequent use of these funds to purchase the South Texas midstream assets from El Paso Corporation.

      (aa) Reflects the pro forma adjustment to interest expense attributable to Enterprise’s $147.3 million in borrowings under its August 2004 Revolvers to purchase the South Texas midstream assets from El Paso Corporation as described in Note (z). The pro forma adjustment to interest expense is $1.9 million for the six months ended June 30, 2004 and $3.8 million for the year ended December 31, 2003. In determining the pro forma adjustment to interest expense, we used an estimated rate of 2.6% based on the weighted-average interest rate that Enterprise would currently pay under its August 2004 Revolvers. If the interest rate used to determine the pro forma adjustment were  1/8% higher, total pro forma interest expense would have increased an additional $2 million for the six months ended June 30, 2004 and $4.0 million for the year ended December 31, 2003.

      (bb) In accordance with the purchase and sale agreement between Enterprise and El Paso Corporation for the South Texas midstream assets, El Paso Corporation will retain certain working capital items related

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to the South Texas midstream assets. As a result, our pro forma balance sheet adjustments remove $183.3 million of current assets and $183.2 million of current liabilities, with a $0.1 million offset to owner’s net investment. In addition, the purchase and sale agreement stipulates that El Paso Corporation will retain a number of NGL marketing-related contracts. Enterprise’s pro forma statement of operations for the six months ended June 30, 2004 includes adjustments to remove $316.7 million of revenues and $312.5 million of operating costs and expenses associated with these retained contracts. Likewise, for the year ended December 31, 2003, Enterprise’s pro forma statement of operations includes adjustments to remove $431.9 million of revenues and $427.2 million of operating costs and expenses.

      (cc) Reflects the pro forma balance sheet adjustments to record Enterprise’s preliminary purchase price allocation for the South Texas midstream assets. As a result of using purchase accounting for this transaction, Enterprise is required to assign fair values to the assets acquired and liabilities assumed for the South Texas midstream assets.

      Enterprise has engaged an independent third-party valuation expert to assess the fair value of these assets and liabilities in order to assist management in the development of a definitive allocation of the purchase price. The fair values shown in the following table are preliminary estimates. The preliminary purchase price allocation is subject to revision upon completion of the valuation study and other appropriate future purchase price allocation adjustments.

Current assets	$11.8
Property, plant and equipment	122.0
Intangible assets	30.0
Accrued gas payables and other expenses	(14.5)
Other long-term liabilities	(2.0)

Total assets acquired net of liabilities assumed	$147.3

      The pro forma balance sheet entries adjust the historical carrying values recorded for the South Texas midstream assets to their estimated fair values as shown in the preceding table. In addition, these pro forma adjustments reflect the elimination of stockholder’s equity in the South Texas midstream assets in consolidation with Enterprise’s accounts. Upon completion of Step Three of the merger, the South Texas midstream assets will become wholly-owned by Enterprise.

      (dd) Reflects the pro forma depreciation and amortization expense adjustment for the South Texas midstream assets’ property, plant and equipment and intangible assets based on the preliminary purchase price allocation (see Note (cc)). For purposes of calculating pro forma depreciation expense, we have applied the straight-line method using estimated remaining useful lives ranging from 7 years to 21 years (depending on the type of asset) to Enterprise’s new basis in such assets of $122 million.

      In addition, Enterprise recorded $30 million of amortizable intangible assets, which are comprised of the fair value of certain customer relationships. For purposes of calculating pro forma amortization expense related to such intangible assets, we have applied the straight-line method using an estimated remaining useful life of approximately 23 years to Enterprise’s basis in such assets. Overall, the pro forma depreciation and amortization expense adjustment was a decrease $1.2 million for the six months ended June 30, 2004 and $2.1 million for the year ended December 31, 2003, after taking into account the historical expense amounts recorded by the South Texas midstream assets.

      (ee) Reflects pro forma classification adjustments necessary to conform the South Texas midstream assets’ historical combined financial statements with Enterprise’s method of presentation. We reclassified the general and administrative costs of the South Texas midstream assets to a separate line item within

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costs and expenses to conform with Enterprise’s method of presentation. The South Texas midstream assets’ balance sheet line item descriptions are similar to Enterprise’s balance sheet presentation. In general, the only change to the South Texas midstream assets’ historical combined balance sheet was to conform the terminology and order of items between the two similar formats.

      (ff) Reflects the pro forma elimination of material revenues and expenses between Enterprise, GulfTerra and the South Texas midstream assets as appropriate in consolidation. Upon completion of Step Two, GulfTerra became a wholly-owned consolidated subsidiary of Enterprise.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTERPRISE PRODUCTS PARTNERS L.P.

	By:	Enterprise Products GP, LLC, its General Partner

Date: September 27, 2004	By: Name: Title:	/s/ Michael J. Knesek Michael J. Knesek Vice President, Controller and Principal Accounting Officer of Enterprise Products GP, LLC